Exhibit 17.1

TO THE BOARD OF DIRECTORS OF NETWORKING PARTNERS INC.

                                                  Indialantic, October 20, 2011.

Dear Sirs,

     I would like to request that the Board kindly accepts my resignation as director and CEO of Networking Partners Inc, effective immediately, as I wish to pursue a position as CEO of a United Kingdom based Plc company which means that I will be required to relocate to London (UK).

Yours sincerely,


/s/ Pino Baldassarre
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Pino Baldassarre